THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                             DATED AUGUST 8, 1994,
                         AS LAST AMENDED MARCH 24, 2011
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                            AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.


PORTFOLIO                                   CLASS OF SHARES                FEE

AlphaOne Small Cap Growth Fund              Investor Class Shares          0.25%
AlphaOne Small Cap Growth Fund              R Class Shares                 0.25%
AlphaOne Micro Cap Equity Fund              Investor Class Shares          0.25%
AlphaOne Micro Cap Equity Fund              R Class Shares                 0.25%
AlphaOne U.S. Equity Long Short Fund        Investor Class Shares          0.25%
AlphaOne U.S. Equity Long Short Fund        R Class Shares                 0.25%
Aviva Investors Emerging Markets Local
 Currency Bond Fund                         Investor Class Shares          0.25%
Aviva Investors High Yield Bond Fund        Investor Class Shares          0.25%
Aviva Investors Core Aggregate Fixed
 Income Fund                                Investor Class Shares          0.25%
Edgewood Growth Fund                        Retail                         0.25%
HGK Equity Value Fund                                                      0.25%
UA S&P 500 Index Fund                       II                             0.10%
WHG LargeCap Value Fund                     A Class Shares                 0.25%
WHG Income Opportunity Fund                 A Class Shares                 0.25%